Exhibit 99.1

Chaparral Energy Announces Borrowing Base Increase
Oklahoma City, December 10, 2018 - Chaparral Energy, Inc. (NYSE: CHAP) announced today the company’s bank group has completed its regularly scheduled fall borrowing base redetermination.

Fall Redetermination Highlights

•	Increased credit facility from $400 to $750 million

•	Increased borrowing base from $265 to $325 million

•	Reduced pricing grid by 50 basis points

•	Changed hedge capacity to 80% of internally forecasted production for the first 24 months

Additionally, the company named Royal Bank of Canada (RBC) as its new administrative agent. Chaparral currently has no borrowings under the credit facility. The company’s next semi-annual borrowing base redetermination will be in the spring of 2019.

“We are very pleased with the outcome of our fall borrowing base redetermination,” said Chaparral Chief Executive Officer Earl Reynolds. “The continued support we have received from our banks and their recognition of our premier STACK assets provides us with the financial flexibility to adjust to changing market conditions. With our deep inventory of high-return STACK drilling prospects, strong balance sheet and increased borrowing base, we will be able to continue to deliver outstanding results in one of America’s most active and economic regions.”

About Chaparral
Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 127,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 265,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com